Exhibit 10.28

January 25, 2019

John Semel

Re: Offer of Employment

Dear John:

Bridgepoint Education is pleased to offer you the position of Chief Strategy Officer. The pertinent details are set forth below; additionally, be sure to review the information contained in the Addendum of this Offer Letter.

Start Date:
Office Location: Remote
Company address: 8620 Spectrum Center Blvd., San Diego, CA 92123
Telephone: 866-475-0317

Base Salary: You will be paid in bi-weekly installments equivalent to $450,000.00 on an annual basis, and subject to deductions for taxes and other withholdings as required by law.

Sign-On Bonus: We are providing you with a sign-on bonus in the amount of $85,000 less applicable payroll deductions. Please see the addendum at the end of this offer letter for additional details regarding the sign-on bonus.

Performance Bonus: You are eligible to participate in the Bridgepoint Education Short Term Bonus Program (STI). This is an annual plan and your bonus target will be 75% of your annual salary. The bonus for 2019 will be prorated based upon your start date. The STI has a threshold and overachievement opportunity on the financial portion of the metrics up to 200%. You must be employed by the Company through the date the annual bonus is paid to receive payment. Please see the addendum at the end of this offer letter for additional details regarding the performance bonus.

Equity Grants: In this role, you are eligible to receive equity grants under the 2009 Stock Incentive Plan. You will receive an initial grant during the 2019 annual grant process with a value of $450,000.00 (subject to approval by the Compensation Committee of the Board of Directors). The form and mix of the award will also be decided by the Compensation Committee. For each subsequent year in the role, you may receive an equity grant commensurate with your position (subject to approval by the Compensation Committee of the Board of Directors).

Exhibit 10.28

Executive Management Severance Plan: You are eligible to participate in the standard Bridgepoint Education Amended and Restated Executive Management Severance Plan, which provides for twelve (12) months of severance in the case of a without cause termination. The plan also provides benefits that are reasonably equivalent to the employee benefits provided to Employee immediately prior to termination. In addition, the plan provides for a single lump sum cash payment equal to a pro rata portion of the annual cash bonus based upon the number of days the employee is employed during the fiscal year. You will receive a copy of the plan during your initial onboarding.

Benefits: You are eligible to participate in the benefits plan available to THE COMPANY’s full-time executive employees. Currently, the standard benefits include the following:

•	401(k) Retirement Account

•	Health, dental, life and disability insurance - coverage begins on the first day of the month following the date of hire

•	ArmadaCare

•	Flexible Spending Account

•	Health and Wellness Program

•	Sick Leave

•	Self-Managed vacation

•	Eleven (11) paid Company Holidays

•	Corporate Discount Partnerships

We at Bridgepoint Education hope that you will accept this job offer and look forward to welcoming you aboard. You will be reporting to me directly. Feel free to call me if you have questions or concerns regarding this offer.

Sincerely,

Andrew Clark
Chief Executive Officer

/s/ John Semel______
John Semel

January 26, 2019_____
Date

Exhibit 10.28

ADDENDUM

You will receive a copy of the Bridgepoint Education (THE COMPANY) employee handbook and will be subject to all of the provisions of this handbook. You will also be required to sign an acknowledgment of receipt of the handbook.

Performance Bonus: Your actual bonus payout may vary based on the achievement of THE COMPANY financial and quality goals. You must be employed on the day that Performance Bonuses are paid out. The Performance Bonus is not part of the employee’s base pay and is considered taxable income. The Performance Bonus is subject to change or termination at management’s discretion.

Sign-On Bonus: The employee understands that the sign-on bonus is forfeited if the employee fails to report to work and is subject to be reimbursed to THE COMPANY in the event employment is self-terminated prior to one (1) year of service. The total financial obligation is calculated on a monthly pro-rata basis. Therefore, every month of employment reduces financial obligation by 1/12th. For example, if the employee self-terminates after 6 months, the employee would owe THE COMPANY 50% of Sign-On Bonus. If you voluntarily terminate your employment with THE COMPANY prior to completing 12 months of employment, you understand and agree that you must repay all unearned amounts advanced to you on or before your separation date. Nothing in this paragraph affects the at-will nature of your employment as described below. The requirement to reimburse THE COMPANY ends after you have completed twelve (12) months of full-time employment.

Work Schedule: Your regular work schedule is typically 8 hours per day Monday - Friday, unless otherwise indicated by your manager. As an exempt employee, you may work different or additional hours as necessary.

Please be advised the worker’s compensation information is as follows:

California:
Athens Administrators
P.O. Box 696
Concord, CA 94522
Phone: 619/400-1472
Fax: 619/599-8165
Toll Free: 866/482-3535

Arbitration: Binding arbitration of disputes, rather than litigation in courts, provides an effective means for resolving issues arising in or from an employment situation. The Company and employee agree to utilize binding arbitration to resolve all disputes that may arise out of the employment context.

Exhibit 10.28

Terms of Employment: Your employment with THE COMPANY is "at will" meaning that you are not employed for any specific period of time. Your employment can be terminated with or without cause and with or without notice, at any time, at the option either of THE COMPANY or you. The at-will nature of your employment relationship may not be modified except in a writing signed by both the President of THE COMPANY and you. This constitutes the entire understanding regarding the at-will nature of your employment.

No Use of Confidential Information: THE COMPANY is extending this offer due to your skills and abilities and not due to any information you might possess regarding current or former employers. If you accept this offer, keep in mind that you may not bring to THE COMPANY, disclose to THE COMPANY or use in the performance of your duties for THE COMPANY any confidential information, trade secrets, documents or materials from any other employer.

Non-Compete Agreement: You confirm by accepting this offer and working for THE COMPANY in the position described above, you will not be breaching any previous agreements with prior employers.

You may be requested to review and complete additional documentation upon hire. This letter represents an offer of employment contingent upon the successful completion of pre-employment screening. Pre-employment screening includes but is not limited to: criminal background investigation, verification of education credentials, verification of prior employment and professional reference checks.

Employment with Bridgepoint Education or its subsidiaries is only available to an individual who physically resides in the United States. If at any time, you were to reside outside the United
States, your employment will be subject to termination.

In addition, your employment is also contingent upon the production of documentation of identification and eligibility for employment as required by the Immigration Reform and Control Act of 1986. In compliance with federal law, all persons hired will be required to verify identity and eligibility to work in the United States and to complete the required employment eligibility verification document Form I-9 upon hire. Bridgepoint Education and its subsidiaries participate in E-Verify. For more information please visit www.dhs.gov/E-verify.